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RAM - Draft 07/02/98

                                                                EXECUTION COPY

                             ACQUISITION AGREEMENT

                                     AMONG

                       PRODUCTION RESOURCE GROUP, L.L.C.

                       ON ITS OWN BEHALF AND AS NOMINEE

                         FOR LIGHT & SOUND DESIGN LTD.

                                     Buyer

                         PRODUCTION ARTS LIGHTING INC.

                      PRODUCTION ARTS LIGHTING WEST, INC.

                         PRODUCTION ARTS EUROPE, INC.

                                    Seller

                                      and

                                John T. McGraw

                                      and

                                Steven R. Terry

                               Sole Shareholders

                                 June 25, 1998


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Exhibit A                  Inventory Schedule

Exhibit B                  Form of Steven R. Terry Employment Agreement

Exhibit C                  Form of Legal Opinion


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                             ACQUISITION AGREEMENT

         ACQUISITION AGREEMENT, dated as of June 25, 1998, by and among PRODUCTION ARTS LIGHTING INC., a New York corporation ("PA"), PRODUCTION ARTS LIGHTING WEST, INC. a California corporation ("West"), and PRODUCTION ARTS EUROPE, INC., a Delaware corporation ("Europe") (collectively "Seller"), John
T. McGraw ("McGraw") and Steven R. Terry ("Terry") (collectively the "Shareholders"), and PRODUCTION RESOURCE GROUP, L.L.C., a Delaware limited liability company ("PRG") on its own behalf with respect to the assets sold by PA and West and as nominee for Light & Sound Design, Ltd., an English company, with respect to the assets of Europe.

                                   RECITALS

                  A. Seller is engaged, in the business of providing, renting and selling specialized lighting equipment and related products (the "Business"). Such business operations of Seller have been carried on under the names of "PRODUCTION ARTS LIGHTING INC.", "PRODUCTION ARTS LIGHTING WEST, INC." and "PRODUCTION ARTS EUROPE, INC." Seller has principal places of business located at 35 Oxford Drive, Moonachie, New Jersey 07074, 10741 Sherman Way, Unit #6, Sun Valley, CA 91352 and 3 Greenock Road, Acton, London W3 8DU, respectively. Shareholders are the sole owners, of record and beneficially, of all of the issued and outstanding capital stock of each of the entities constituting Seller.

                  B. PRG is engaged, in part, in the business of providing set design, production management, lighting and audio rental and sale and construction and maintenance services for a variety of staged events and environments, and desires to acquire all of the above-described business operations of Seller, except for certain Excluded Assets (as hereinafter defined). All of the assets related to the business operations of Seller to be acquired by PRG hereunder are collectively referred to herein as the "Business" and such assets of Seller not to be acquired by PRG are collectively referred to herein as the "Excluded Assets."

                  C. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell and PRG desires to purchase the Business and its operations, and, on the terms and conditions hereinafter set forth, PRG desires to assume the liabilities associated with the Business.

                  D. PRG wishes to employ Steven R. Terry pursuant to an employment agreement substantially in the form of Exhibit B hereto.

                  NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and for other good and

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valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                               PURCHASE AND SALE

1.1 Agreement to Sell. At the Closing (as defined in Section 2.1 hereof), except as otherwise specifically provided in this Section 1.1, Seller shall sell, convey, assign, transfer and deliver to PRG, upon and subject to the terms and conditions of this Agreement, all of its respective rights, titles and interests in and to (a) the Business as a going concern, (b) the names "PRODUCTION ARTS LIGHTING INC.," "PRODUCTION ARTS LIGHTING WEST, INC." and "PRODUCTION ARTS EUROPE, INC." including any variation thereon and all goodwill associated therewith, and (c) all of the assets, properties and rights of Seller constituting the Business or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated excluding the Excluded Assets (which Business, name, goodwill, assets, properties and rights are herein sometimes collectively called the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (except for Permitted Liens as defined in subsection 3.1.12 hereof).

1.2 Included Assets. The Assets shall include, without limitation, the following assets, properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the Business, except as otherwise expressly set forth in subsection 1.3 hereof:

1.2.1 all cash and cash equivalents in transit, on hand or in bank accounts except as set forth in Section 1.3 hereof;

1.2.2 all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property including, without limitation, the assets listed on Schedule 1.2 hereof;

1.2.3 all prepaid items, utility and similar deposits, insurance return premiums, if any, unbilled costs and fees;

1.2.4   all supplies and inventories and office and other supplies;

1.2.5 all rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

1.2.6 all rights under any event, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor;

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1.2.7   all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development, if any;

1.2.8 all rights or choses in action arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;

1.2.9 all assets and properties reflected on the Closing Balance Sheet (as defined in Section 1.8);

1.2.10 all inventory reflected on the Inventory Schedule attached as Exhibit A hereto excluding any inventory which has been sold before the Closing in the ordinary course of business; and

1.2.11 all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing.

1.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following:

1.3.1 the corporate seal, certificate of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller;

1.3.2 the cash of Seller in its money market accounts up to a maximum aggregate amount of two hundred thousand dollars ($200,000);

1.3.3 the notes and other receivables and other assets, properties or rights of Seller as set forth in Schedule 1.3;

1.3.4 the cash value of life insurance maintained by Seller on McGraw. If requested by Seller or McGraw, PRG will consent to the assignment of the life insurance maintained on McGraw to McGraw or his designee;

1.3.5   the rights which accrue or will accrue to Seller under this Agreement;

1.3.6 any rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization to the extent the transfer of such rights is prohibited by applicable law or requires the consent of a third party, which consent has not been obtained; provided, however, that Section 2.3 hereof shall apply to any such rights;

1.3.7 the rights to any claims of Seller for any federal, state, local or foreign tax refunds; or

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1.3.8   the assets, properties or rights set forth on Schedule 1.1.2.

1.4 Agreement to Purchase. At the Closing, PRG shall purchase the Assets (other than the Excluded Assets) from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the Purchase Price (as defined in Section 1.5 hereof). In addition, PRG shall assume at the Closing and agree to pay, discharge or perform, as appropriate, liabilities and obligations of Seller to the extent and as provided in Section 1.7 of this Agreement (the "Assumed Liabilities"). Except as specifically provided in Section 1.7 hereof, PRG shall not assume or be responsible for any of the liabilities or obligations of Seller, whether related to or arising under or with respect to the Business, or otherwise.

1.5 Purchase Price. The "Purchase Price" shall be thirteen million seven hundred thousand dollars ($13,700,000) payable by wire transfer of immediately available funds to such account as Seller shall designate.

1.6   Allocation of Purchase Price.

1.6.1 The parties agree that the Purchase Price including the Assumed Liabilities and any non-recourse liabilities to which any Asset is subject as finally determined shall be allocated among the Assets acquired by PRG and, with respect to Europe, by PRG as nominee for Light & Sound Design, Ltd. in accordance with the principles established in Schedule 1.6.1 hereof, updated to take account of changes from December 31, 1997 through the Closing Date.

1.6.2 The parties hereto shall timely file with the Internal Revenue Service a Form 8594 consistent with the allocations provided for in Section
        1.6.1. Seller and PRG each hereby covenant and agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.6 or such Form 8594.

1.7 Assumption of Liabilities. At the Closing hereunder and except as otherwise specifically provided in this Section 1.7, PRG shall assume and agree to pay, discharge or perform, as appropriate, the liabilities and obligations of Seller except as set forth in Section
      1.7.5 hereof including, but not limited to, the following:

1.7.1 all operating liabilities and obligations of Seller in respect of the Business (including, without limitation, trade payables, accrued expenses, taxes indicated on Schedule 1.7.1, liabilities relating to the 401(k) plan to the extent indicated on Schedule 1.7.1, deferred income on long-term contracts, deposits on rentals, profit-sharing contributions as set forth in section 1.7.5(ii) and lease commitments all as existing on the Closing Date and

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        assuming operation in the ordinary course of the Business and in accordance with this Agreement until the Closing.

1.7.2 all liabilities and obligations of Seller in respect of the Business existing as of the 1997 Balance Sheet Date (as defined in subsection 3.1.6(a)), but only if and to the extent that the same arose in the regular and ordinary course of business and are reflected on the Audited 1997 Balance Sheet or notes thereto (as defined in subsection 3.1.6(a)) and remain unpaid and undischarged on the Closing Date (as defined in Section 2.1 hereof);

1.7.3 all liabilities and obligations of Seller arising in the regular and ordinary course of the Business between the 1997 Balance Sheet Date and the Closing Date, to the extent that the same remain unpaid and undischarged on the Closing Date including, without limitation, any agreement, contract, commitment or lease which is entered into after the signing of this Agreement and in conformance herewith, but before the Closing Date; and

1.7.4 all liabilities and obligations of Seller in respect of the agreements, contracts, commitments and leases which are specifically identified in any schedule required by and attached to this Agreement, including, without limitation, one-half of the bulk sales tax expense, the obligations to employees listed on Schedule 1.7 and the accrued but unpaid sales tax liabilities to the appropriate agency.

1.7.5   PRG shall not assume or incur any liability or obligation under this
        Section 1.7 or otherwise in respect of any of the following liabilities or obligations:

(i) liabilities existing as of the 1997 Balance Sheet Date, and which under generally accepted accounting principles should have been reflected on a balance sheet or the notes thereto as a liability or obligation, if and to the extent that the same were not reflected on the 1997 Balance Sheet or notes thereto;

(ii) liabilities and obligations of Seller not arising in the regular and ordinary course of the Business between the 1997 Balance Sheet Date and the Closing Date except as listed on Schedule 1.7.5;

(iii) liability for the 1997 profit-sharing contribution of Seller with respect to Messrs. McGraw or Terry or an amount in excess of one-half of such liability for any other participant in Seller's profit-sharing plan;

(iv) liabilities or obligations arising out of any breach by Seller of any provision of any agreement, contract, commitment or lease, including but not limited to liabilities or obligations arising out of Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing, but excluding however any liability arising out of the assignment to PRG of such agreements,

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        contracts, commitments or leases in violation of the terms thereof to the extent that the agreement, contract, commitment or lease is listed on Schedule 5.1.7 hereof;

(v) any indebtedness for borrowed money including without limitation, any indebtedness arising under any note, debenture, bond, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit, or any guaranties, in any manner, whether directly or indirectly, of any indebtedness, dividend or other obligation of any other person or entity relating to the Business (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) or distributions to the Shareholders for the payment of their taxes provided that such distributions do not cause the Minimum Net Value of Sellers to be less than the amount specified in and calculated in accordance with Section
        5.1.10 hereof;

(vi) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Closing, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income;

(vii) any federal, state or local income or other tax (a) payable with respect to the Business, assets, properties or operations of Seller or any Shareholder or any member of any affiliated group of which Seller or any Shareholder is a member for any period prior to the Closing Date, or (b) incident to or arising as a consequence of the negotiation or consummation by Seller or Shareholders of this Agreement and the transactions contemplated hereby (other than the payment of bulk sales tax which shall be divided equally between PRG and Seller) and sales or use taxes except to the extent indicated on Schedule 3.1.9;

(viii) any liability or obligation under or in connection with the Excluded Assets;

(ix) any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of Seller, whether or not employed by PRG after the Closing, or under any benefit arrangement with respect thereto, except for obligations incurred in the ordinary course of the Business (except as otherwise specifically provided herein);

(x) any liability or obligation of Seller or any Shareholder arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby (including without limitation fees and expenses of counsel, accountants and other experts);

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(xi)    any liability or obligation of Seller or any Shareholder relating to any entity affiliated with Seller; or

(xii) any liability or obligation relating to any employee benefit plan except as otherwise specifically provided above.

1.8 Finanial Statements. Seller shall, and shall use reasonable commerical efforts to cause its accountants to cooperate in the preparation of any financial statements required by PRG. Without limiting the foregoing, Seller shall provide, and shall use reasonable commercial efforts to cause its accountants to provide, such consents as are reasonably necessary for the filing of such financial statements with the Securities and Exchange Commission and, to the extent necessary, other regulatory agencies.

                                   ARTICLE 2

        CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS, CHANGE IN
                         NAME AND FURTHER ASSURANCES

2.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place at 10:00 A.M., local time, on June 30, 1998 or on such other date as may be mutually agreed upon in writing by PRG and Seller. The date of the Closing is sometimes herein referred to as the "Closing Date." The Closing shall take place at the offices of PRG, or at such other location as the parties shall mutually agree.

2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

(i) Seller shall deliver to PRG such bills of sale with covenants of warranty, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to PRG and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, PRG all of Seller's rights, titles and interests in and to the Assets including without limitation, (a) good and valid title in and to all of the Assets owned by Seller, (b) assignments of all leasehold interests in and to all of the Assets leased by Seller as lessee, and (c) all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Assets to which Seller is party or by which it has rights on the Closing Date, and simultaneously with such delivery, all such actions shall be taken as may be required to put PRG in actual possession and operating control of the Assets. Nothing in this section 2.2 shall be deemed to require Seller to transfer any of the Excluded Assets to PRG.

(ii) PRG shall deliver to the Seller the Purchase Price and an undertaking whereby PRG will assume and agree to pay, discharge or perform, as appropriate, the Assumed Liabilities to the extent and as provided in
        Section 1.7 hereof, in form reasonably satisfactory to Seller and its counsel.

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(iii)   At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article V hereof.

2.3. Third Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, authorization or other Asset to be assigned to PRG hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its reasonable commercial efforts to obtain any such required consent(s) as promptly as possible but shall not be obligated to expend material funds to do so. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair PRG's rights under the Asset in question so that PRG would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law, shall act after the Closing as PRG's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with PRG in any other reasonable arrangement designed to provide such benefits to PRG. PRG shall pay or reimburse all costs reasonably incurred by Seller in compliance with this Section 2.3 and shall use reasonable commercial efforts to assist in having Shareholders released from all personal guarantees that they have given with respect to liabilities assumed by PRG hereunder.

2.4 Change in Name. On the Closing Date, Seller and the Shareholders shall deliver to PRG all such executed documents as may be required to change Seller's name on that date to another name bearing no similarity to "PRODUCTION ARTS" including but not limited to a name change amendment with the Secretaries of State of New York, California and Delaware and appropriate name change notices for each state where Seller is qualified to do business. Seller hereby irrevocably grants PRG a power of attorney and appoints PRG as its attorney-in-fact to file all such documents on or after the Closing Date. The power granted hereunder is coupled with an interest and shall survive the death, incompetency, bankruptcy and dissolution of Seller and each Shareholder.

2.5 Further Assurances. Seller and the Shareholders, from time to time after the Closing, at PRG's request, shall execute, acknowledge and deliver to PRG such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications and further assurances as PRG may reasonably require in order to vest more effectively in PRG, or to put PRG more fully in possession of, any of the Assets, or to better enable PRG to complete, perform or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other parties hereto and take other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement; provided that neither Seller nor Shareholders shall not be obligated to expend material funds to do so.

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                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warrants of the Seller. Seller and the Shareholders hereby represent and warrant to PRG that, except as set forth on the Disclosure Schedule attached hereto (each of which exceptions shall specifically identify the relevant section or subsection hereof to which it relates and shall be deemed to be a representation and warranty as if made hereunder):

3.1.1 Corporate Existence. Each of PA, West and Europe is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business by it requires it to be so qualified, all of which jurisdictions are listed on the Disclosure Schedule in a manner that identifies the jurisdiction in which Seller is in good standing and so qualified, except where the failure to be so qualified would not have a material adverse affect on the business or operations of PRG, PA, West or Europe.

3.1.2 Corporate Power; Authorization; Enforceable Obligations. Each Shareholder and Seller has the power (corporate or otherwise), authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by each Seller has been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (the "Seller's Documents") shall be, duly executed and delivered by Seller by duly authorized officers of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

3.1.3 No Interest in Other Entities. Seller does not own any shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture, limited liability company or other legal entity, except for an interest of not more than one percent in any corporation traded on a nationally-recognized securities exchange or in the over-the-counter market.

3.1.4 Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of, any other person under,
        (a) any existing law, ordinance, or governmental rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, (c) the charter documents of Seller or any securities issued by

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        Seller, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding to which Seller is a party, by which Seller may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder in each case in a manner which would materially adversely impair the Assets or otherwise materially adversely affect the Business. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller.

3.1.5 No Third Party Options. There are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of the assets, properties or rights included in the Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of Seller.

3.1.6   Financial Statements; Customer and Vendor List.

        (i) Seller has delivered to PRG true and complete copies of (a) the balance sheet of Seller for the fiscal year ending December 31, 1997, accompanied by a report of the Auditors unqualified as to scope limitations imposed by the Seller and otherwise without qualification except as noted therein (the "Audited 1997 Balance Sheet"); and (b) tax balance sheets and tax returns of Seller for the fiscal years ending December 31, 1995 and 1996 and the related statements of income for the periods then ended, each of which has been prepared on a compilation basis by Seller's independent certified public accountants; the Audited 1997 Balance Sheet and the related statements of income, cash flows and changes in shareholders' equity described in clauses (a) and (b) of this subsection 3.1.6(i) have been prepared in accordance with generally accepted accounting principles consistently applied through the periods involved. Such balance sheets, including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated and such statements of income, cash flows and changes in shareholders' equity fairly present the respective results of operation, cashflows and changes in shareholders' equity of the Seller for the periods indicated. The Audited 1997 Balance Sheet specifically identifies in the footnotes to the Financial Statements the asset and liabilities which, if the Closing had been held on the 1997 Balance Sheet Date, would have been transferred to or assumed by PRG in accordance herewith. References in this Agreement to the "1997 Balance Sheet Date" shall be deemed to refer to December 31, 1997 except with respect to the physical inventory, in which case it shall be deemed to refer to the date set forth on Exhibit A.

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        (ii)  Seller has provided access to PRG to review true and complete copies of all customer and vendor lists and all historic data in its possession with respect to prior sales to customers and purchases from vendors.

3.1.7 Inventory. Except as set forth in the Disclosure Schedule, all inventory of Seller including resale inventory and rental inventory used in the conduct of the Business reflected on Exhibit A or acquired since the date thereof was acquired and has been maintained in the ordinary course of the Business; is of good and merchantable quality; consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the Business, and is valued at reasonable amounts based on the ordinary course of business of Seller during the past six months; and is not subject to any material write-down or write-off, except, in each case, where it would not be reasonably likely to cause a material adverse effect. Seller is not under any liability or obligation with respect to the return of a material amount of inventory in the possession of wholesalers, retailers or other customers.

3.1.8 Absence of Undisclosed Liabilities. Seller has no liabilities or obligations with respect to the Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

(i) those liabilities or obligations set forth on the 1997 Balance Sheet or notes thereto and not heretofore paid or discharged;

(ii) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan or specifically disclosed on the Disclosure Schedule; and

(iii) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since the 1997 Balance Sheet Date including liabilities or obligations for purchased goods reasonably consistent with past practice and agreements, contracts, commitments or leases which are entered into after the signing of this Agreement but before the Closing Date in accordance with the provisions of this Agreement.

                  For purposes of this Agreement, the term "liabilities" shall include, without limitation, any indebtedness, guaranty, endorsement, claim, loss damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

3.1.9 Taxes. All tax returns required to be filed by Seller ("Tax Returns") in any jurisdiction have been filed and all material taxes, assessments, fees and other governmental charges upon Seller or upon any of Seller's properties, income or franchises ("Taxes"), which are shown to be due and payable in such Tax Returns have been paid except for such Taxes the payment of which is being contested by Seller in good faith by appropriate proceedings and with respect to which Seller has set aside on its books reserves deemed by it to be adequate or would not be reasonably likely to cause a material adverse effect.

        Schedule 3.1.9 contains a list of all accrued but unpaid sales, use or similar taxes which have not been paid to the appropriate taxing authorities. For all taxable years ended on or before December 31, 1995, the federal income tax liability of Seller has been satisfied and either the period of limitations on assessment of additional federal income tax has expired or Seller has entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. Seller has not executed any waiver or waivers that would have the effect of extending the applicable statute of limitations in respect of income tax liabilities. Seller does not know of any material proposed additional tax assessment against it for which provision has not been made on its accounts, and no controversy in respect of additional federal or state income taxes due since said date is pending or to the knowledge of Seller threatened. Seller is not being audited or challenged for any federal or state income tax liability for any period by the Internal Revenue Service or any state taxing authority. The provisions for Taxes on the books of Seller are deemed adequate in all material respects by Seller. Seller has not received any notice of assessment or proposed assessment in connection with any Taxes of any nature whatsoever and there are no pending tax examinations of or to the knowledge of the Seller, tax claims asserted against Seller or any assets or properties of Seller which would reasonably be anticipated to materially adversely affect the Business. There are no tax liens (other than any lien for current taxes not yet due and payable and for Taxes being contested in good faith, as indicated on Schedule 3.1.9) on any of the assets or properties of Seller. Seller has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Seller.

3.1.10 Books of Account. The books, records and accounts of Seller maintained with respect to the Business accurately and fairly reflect, in all material respects, the transactions and the assets and liabilities of Seller with respect to the Business. Seller has not engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of Seller in the conduct of the Business, except for transactions, bank accounts and funds related solely to the Business and reflected in the normally maintained books and records of the Business.

3.1.11 Existing Condition. Since the 1997 Balance Sheet Date, except as set forth in the Disclosure Schedule, Seller has not:

         (i) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties other than with the prior written consent of PRG;

         (ii) sold, encumbered, assigned or transferred any assets or properties which would have been included in the Assets if the Closing had been held on the 1997

                Balance Sheet Date or an any date since then, except for the sale of property in the ordinary course of business consistent with past practice or with the prior written consent of PRG;

         (iii) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of its Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens (as defined in subsection 3.1.12), other than with the prior written consent of PRG;

         (iv) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business, other than with the prior written consent of PRG;

         (v) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares, other than with the prior written consent of PRG (other than distributions to the Shareholders for the payment of their taxes in the amount indicated in Schedule 3.1.11);

         (vi) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, operations, assets properties or prospects or
                (ii) of any item or items carried on its books of account individually or in the aggregate at more than $7,500 or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations in each case which would reasonably be expected to have a material adverse effect on the Business;

         (vii) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

         (viii) received notice or had knowledge of any actual or threatened labor dispute, strike or other occurrence, event or condition of any similar character which has had or would reasonably be expected to have a material adverse effect on its business, operations, assets, properties or prospects;

         (ix) made commitments or agreements for capital expenditures or capital additions or betterments except such as may be involved in ordinary repair, maintenance or replacement of its assets, other than with the prior written consent of PRG;

         (x) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled, other than with the prior written consent of PRG;

         (xi) changed any of the accounting principles followed by it or the methods of applying such principles other than with the prior written consent of PRG; or

         (xii) entered into any transaction other than in the ordinary course of business consistent with past practice, other than with the prior written consent of PRG. PRG agrees that to the extent such transaction occurs between the signing of this Agreement and the Closing Date, the consent of PRG shall not be unreasonably withheld.

3.1.12 Title to Properties. Seller has good, valid and marketable title to all of its properties and assets which would be included in the Assets if the Closing took place on the date hereof, which it purports to own including, without limitation, all properties and assets reflected in the 1997 Balance Sheet (except for property sold since the date thereof in the ordinary course of business consistent with past practice), and all assets physically on the Business premises on the date hereof (except assets set forth in Schedule 3.1.12), free and clear of all mortgages, liens, pledges, security interest, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) liens for current real or personal property taxes not yet due and payable, (ii) liens disclosed in the Disclosure Schedule in response to this Section, (iii) worker's, carrier's and materialman's liens, and (iv) liens that individually and in the aggregate are immaterial in character, amount, and extent, and which do not materially detract from the value or interfere with the present use of the properties they affect ("Permitted Liens").

3.1.13 Condition for Tangible Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets which would be included in the Assets if the Closing took place on the date hereof are in reasonable operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business, and conform, in all material respects, to all applicable laws, ordinances, codes, rules and regulations, and Authorizations (as defined in subsection 3.1.14) relating to their construction, use and operation. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises of Seller or necessary for the operation of the Business, except for leased items listed on Schedule 3.1.12 and for items that, individually and in the aggregate, are of immaterial value.

3.1.14 Compliance with Law; Authorizations. Seller has complied with each, and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which Seller's business, operations, assets or properties is subject ("Regulations") except where the violation would not have a material adverse affect on the Business. Seller owns, holds, possesses or lawfully uses in the operation of its business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the business of Seller, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations except where the failure to own, hold, possess or lawfully use such Authorizations would not have a material adverse affect on the Business. All such Authorizations are listed in the Disclosure Schedule. Seller is not in default, nor has Seller received any notice of any claim of default, with respect to any such Authorization, except where a default would not be reasonably likely to cause a material adverse effect. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will, to the knowledge of Seller, be adversely affected by consummation of the transactions contemplated hereby. No shareholder, director, officer, employee or former employee of Seller or any affiliates of Seller, or any other person, firm or corporation owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Seller owns, possesses or uses in the operation of the business of Seller as now or previously conducted.

3.1.15 Related Party Transactions. To the knowledge of Seller, no employee, officer or director of Seller, or member of the immediate family of any employee, officer or director of Seller presently has, or during the past three years has had, any direct or indirect ownership interest in (a) any firm or corporation with which Seller is or was affiliated or with which Seller presently has, or during the past three years has had, a business relationship, or (b) any firm or corporation that competes or during the past three years has competed with Seller, or (c) any property which is, or during the past three years was, the subject of any material contract, agreement, understanding or business relationship. To the knowledge of Seller, no employee, officer or director of Seller, or member of the immediate family of any employee, officer or director of Seller presently has, or during the past three years has had, any direct or indirect interest in any material contract with Seller.

3.1.16 Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of Seller is threatened which relates to the assets of Seller or the transactions contemplated by this Agreement, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which would materially adversely affect Seller, its assets or the transactions contemplated hereby in a manner that would be reasonably likely to materially adversely affect the Business.

3.1.17 Insurance. The assets, properties and operations of Seller are insured under various policies of general liability and other forms of insurance, all of which are listed in the Disclosure Schedule, which discloses for each policy whether the terms of such policy provide for retrospective premium adjustments. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, since 1995 and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts which Seller reasonably believes to be adequate in relation to the business and assets of Seller and all premiums to date have been paid in full. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years. The Disclosure Schedule also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the business, assets and liabilities of Seller.

3.1.18  Contracts and Commitments.

        (i) The agreements listed on the Disclosure Schedule constitute all written and oral agreements to which Seller is a party that are material to the Business as currently conducted including, without limitation,

        (a) any agreements relating to the construction or purchase of capital improvements, or the purchase of any materials, supplies, or equipment involving the expenditure of more than $50,000;

        (b) any employment, consulting, management, or noncompetition agreement not terminable at will by Seller without liability on less than 30 days notice;

        (c) any bonus, pension, retirement, profit sharing or other plan or agreement providing for employee benefits other than group health insurance, sick pay and vacation pay plans for employees generally;

        (d) any license of any patent, copyright, trade secret or other proprietary right or any other license or franchise, or similar agreement;

        (e) any contract with any labor union or association of employees;

        (f) any indemnification agreement relating to infringement of proprietary rights;

        (g) any agreement, contract, or commitment that is reasonably expected by Seller to be performed at or result in a loss, or which has or would be reasonably likely to have a material adverse effect upon the Business;

        (h) any lease of personal property material to the operations of Seller;

        (i) any agreement with any broker, finder, investment banker or underwriter;

        (j) any note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit or any guaranties, in any manner, whether directly or indirectly, or any indebtedness, dividend or other obligation of any other person or entity relating to the Business (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection); and

        (k) any agreements with sales representatives and distributors;

            and including each amendment, modification, renewal or extension or other material ancillary document pertaining thereto (the "Seller Agreements"). Seller has previously delivered or made available to Buyer correct and complete copies of each of the Seller Agreements that are in writing.

       (ii) To Seller's knowledge, Seller has not received written notice of cancellation or termination under any option or right reserved to the other party to the Seller Agreements or any written notice of default under such agreement. Except as otherwise disclosed on the Disclosure Schedule, Seller is not, nor to the knowledge of the persons specified in Schedule 3.1.8, is any other party, in breach or default of any Seller Agreement, which default would reasonably be likely to cause a material adverse effect on the Business and, to the knowledge of the persons specified in Schedule 3.1.8, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such Seller Agreement, the loss of which would reasonably be anticipated to cause a material adverse effect on the Business. Section 3.1.27 notwithstanding, a material adverse affect attributable to a breach or default of a Seller Agreement by a person other than Seller shall mean a breach, or series of related breaches, which would reasonably to be anticipated to result in damages exceeding fifty thousand dollars. Except as separately identified in the Disclosure Schedule, no approval or consent of any person is needed in order that the Seller Agreements continue in full force and effect following the assignment of such agreements to PRG. Furthermore, to the knowledge of the persons specified in Schedule 3.1.8, no Seller Agreement, in the reasonable opinion of Seller, contains any contractual requirement with which there is a reasonable likelihood Seller or any other party thereto will be unable to comply. PRG acknowledges that Seller has many small customers, such as non-profit entities and that Seller is making this representation without having made any inquiry of such entities regarding their financial condition.

3.1.19 Additional Information. The Disclosure Schedule contains accurate lists of the following:

        (i) all material inventory, equipment and furniture and fixtures of Seller included in the Assets as of the 1997 Balance Sheet Date, specifying such items as are owned and such as are leased and, with respect to the owned property, specifying its net book value as of the 1997 Balance Sheet Date and, with respect to the material leased property as to which Seller is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

        (ii) the names and titles of and current annual base salary or hourly rates and date and amount of most recent raise for all employees of Seller engaged in the conduct of the Business, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the past or current fiscal year or payable to each such person in the future and the bonuses accrued for, the vacation and severance benefits to which, each such person is entitled; and

         (iii) all names under which Seller has conducted any business or which it has otherwise used during the last five years.

3.1.20 Labor Matters. The Disclosure Schedule contains a complete list of all written and, to the knowledge of Seller, oral, express or implied, contracts, commitments or arrangements with any labor union, and no labor union has requested in writing to the Seller or, to the best of Seller's knowledge, has sought to represent any of the employees, representatives or agents of Seller, other than as disclosed in the Disclosure Schedule. There is no strike or other labor dispute involving Seller pending, or to the best of Seller's knowledge, threatened, that would reasonably be likely to have a material adverse effect on the Business, nor is Seller aware of any labor organization activity involving its employees, other than as disclosed in the Disclosure Schedule.

3.1.21   Employees and Related Matters.

         (i) The Disclosure Schedule contains a complete list of all written employee benefit plans whether covering one person or more than one person, sponsored or maintained by Seller. For the purposes hereof, the term "employee benefit plan" includes all written plans, funds, programs and policies providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "employee benefit plan" includes all employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee pension benefit plans within the meaning of section 3(2) of ERISA. Each plan providing benefits which are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the plan in the Disclosure Schedule. Neither Seller nor any trade or business (whether or not incorporated) which, together with Seller, would be treated as a "controlled group" under Section 4001(a)(14) of ERISA (an "ERISA Affiliate") is a contributing employer to a multiemployer plan as defined in
                Section 3(37) of ERISA. With respect to employee benefit plans subject to Title IV of ERISA, Seller has made full and timely payment of all contributions in material compliance with the terms of each such plan and Section 412(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and Section 203(3) of ERISA; the present fair market value of all assets of each such plan exceeds the present value of all vested benefits under each such plan, as determined on the most recent valuation date of such plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of Seller or any ERISA Affiliate under Title IV of ERISA; and no accumulated funding deficiency (as defined in Section 412 of the Code and Section 302 of ERISA) exists with respect to any such plan. Neither Seller nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation under ERISA.

       (ii) Seller has no obligation to provide medical, life insurance, disability or other benefits to its or any of its predecessors retired employees formerly engaged in the Business.

       (iii) Seller is not a party to any collective bargaining agreement, other than as disclosed in the Disclosure Schedule.

       (iv) Upon execution of this Agreement, PRG shall have no liability for any withdrawal liability with respect to any present or former employee of Seller under any employee benefit or pension plan.

3.1.22 Intellectual Property Matters. Seller does not in the conduct of the Business utilize any patent, trademark, tradename (other than "PRODUCTION ARTS LIGHTING INC." "PRODUCTION ARTS LIGHTING WEST" and "PRODUCTION ARTS EUROPE"), service mark, copyright or software except for those listed on the Disclosure Schedule (the "Intellectual Property") under Seller's name, all of which (together with the tradenames "PRODUCTION ARTS LIGHTING, INC." "PRODUCTION ARTS LIGHTING WEST, INC." and "PRODUCTION ARTS EUROPE, INC.") are owned by Seller free and clear of any liens, claims, charges or encumbrances. Seller is not aware of any facts which would reasonably be anticipated to call into question that Seller does not infringe upon or unlawfully or wrongfully use any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another in a manner that would reasonably be anticipated to have a material adverse effect on the Business. Schedule 3.1.22 contains a list of any third-party subpoenas or other similar written requests with respect to intellectual property matters received since 1995. Seller is not in default under, and Seller has not received any notice of any claim of infringement or any other claim or process relating to any such patent, trademark, tradename, service mark, copyright or trade secret except in each case that would reasonably be anticipated to have a material adverse effect on the Business. No present or former employee of Seller and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, tradename, service mark or copyright, or in any application therefor, or in any trade secret, which Seller owns, possesses or uses in its operations as now or heretofore conducted. The Disclosure Schedule lists all confidentiality or non-disclosure agreements to which Seller or, to Seller's Knowledge, any of Seller's employees engaged in the Business is a party which relates to the Business indicating any which would not be enforceable by PRG.

3.1.23  Environmental Matters. Except as set forth on the Disclosure Schedule,

       (i) To Seller's knowledge, Seller is not required to obtain any permits, licenses and other authorizations which are required in connection with the conduct of the Business under Regulations relating to pollution or protection of the environment.

       (ii) To Seller's knowledge, Seller is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements and obligations, contained in Regulations relating to pollution or protection of the environment or contained in any code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

       (iii) Seller has no knowledge of, nor has Seller received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which would be reasonably likely to interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit or proceeding regarding the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

       (iv) To Seller's knowledge, there is no civil, criminal or administrative action, suit, demand, claim, hearing, demand letter, notice or violation, investigation, or proceeding pending or, to Seller's knowledge, threatened against Seller in connection with the conduct of the Business relating in any way to those laws relating to pollution or protection of the environment or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder except for environmental matters which would not be reasonably likely to cause a material adverse effect.

3.1.24 Real Property.

       (i) Real Property Defined. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by Seller and used in connection with the Business or included in the Assets are listed on the Disclosure Schedule in response to this subsection (collectively, the "Real Property").

       (ii)     Title to Owned Real Property. Seller does not own any Real
                Property.

       (iii) Leased Real Property. With respect to the Real Property that is leased by Seller:

         (a) Seller has delivered to PRG a true and complete copy of every lease and sublease to which Seller is a tenant or subtenant (each a "Lease" and collectively, the "Leases"); and

         (b) Each Lease is, and at Closing shall be, in full force and effect, and, to Seller's knowledge, shall constitute a legal and permissible use of the applicable property, and has not been assigned, modified, supplemented or amended except as listed on the Disclosure Schedule, and, to Seller's knowledge, neither Seller nor the landlord or sublandlord under any Lease is in material default under any of the Leases, and, to Seller's knowledge, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease.

         (c) Seller has received no written notices from any governmental body, and has no reason to believe, that the Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate any Regulations of any governmental body having jurisdiction over the Real Property, except where such violations would not be reasonably likely to cause a material adverse effect.

         (d) Between the date of this Agreement and Closing Seller shall not sell, mortgage or encumber the Leases.

         (e) Executory Contracts. Set forth on the Disclosure Schedule is a list of all executory contracts made by or on behalf of Seller, or by which Seller is bound, with respect to the Real Property ("Executory Contracts"), including, without limitation, operation, management, maintenance, utility and construction contracts. At Closing, the Seller shall deliver to PRG a true and complete copy (the original execution copy, if available) of each of the Executory Contracts.

3.1.25 Availability of Documents. Seller has made available to PRG copies of all Documents including, without limitation, all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor listed in the Disclosure Schedule hereto or referred to herein. All such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

3.1.26   Completeness of Disclosure. On the Date hereof and on the Closing Date
         (i) this Agreement does not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in the light of the circumstances under which such statements were made, not misleading and (ii) there is no fact known to Seller that materially adversely affects or in the future may (so far as

         Seller can now foresee based on facts or knowledge known by Seller which are not known or reasonably knowable by PRG) materially adversely affect the Business that has not been set forth in this Agreement.

3.1.27 Definition of Materiality. Except as otherwise specifically provided herein, solely for purposes of the representations and warranties contained in Section 3.1.1 through 3.1.26, Seller and PRG agree that a breach which would reasonably be anticipated to result in damages exceeding five thousand dollars shall be deemed to be "material" or "materially adverse."

3.2 Representations and Warrant. PRG represents and warrants to the Seller as follows:

3.2.1 Legal Existence. PRG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2.2 Power and Authorization. PRG has the power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by PRG have been duly authorized by all necessary action of PRG and its members and managers. This Agreement has been duly executed and delivered by PRG and constitutes the legal, valid and binding obligation of PRG enforceable against PRG in accordance with its terms.

3.2.3 Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement by PRG does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which PRG is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to PRG, (c) the charter documents or by-laws of, or any securities issued by, PRG, or
         (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which PRG is a party or by which PRG is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by PRG.

3.2.4 Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of PRG is threatened which relates to the assets of PRG or the transactions contemplated by this Agreement, nor does PRG know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect PRG, its assets or the transactions contemplated hereby.

3.2.5 Funding. PRG has borrowing capacity under its Credit Agreement with The Bank of New York, as Agent (the "Bank") sufficient to fund the Purchase Price. PRG has received approval from the Bank for the acquisition contemplated hereby subject to Bank approval of documentation and other customary funding conditions.

3.3 Survival of Representations and Warrant. All representations and warranties made by the parties in this Agreement shall survive the Closing for a period of twelve months following the Closing Date except that representations and warranties related to Taxes shall survive until 30 days after the expiration of the applicable statute of limitations. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein. Notwithstanding the foregoing, the representations and warranties shall survive to the extent of any specific unresolved claims made by written notice by PRG pursuant to Article 6 hereof prior to the end of the survival period until the resolution of such claims.

                                   ARTICLE 4

                          AGREEMENTS PENDING CLOSING

4.1 Agreements of Seller Pending the Closing. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by PRG:

4.1.1 Business in the Ordinary Course. The Business shall be conducted solely in the ordinary course consistent with past practice.

4.1.2 Existing Condition. Seller shall not cause nor permit to occur any of the events or occurrences described in subsection 3.1.11 hereof.

4.1.3 Maintenance of Physical Assets. Seller shall continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been consistent with past practice.

4.1.4 Employeesand Business Relations. Seller shall use its commercially reasonable efforts to keep available the services of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business; provided, however, that the inability of PRG to obtain the services of any employee, supplier, customer, distributor or agent shall not constitute an event of default hereunder. Seller shall inform PRG if it has knowledge that any employee, supplier, customer, distributor or agent intends to terminate its relationship with Seller as a result of the acquisition of the Business by PRG.

4.1.5 Maintenance of Insurance. Seller shall notify PRG of any changes in the terms of the insurance policies and binders referred to on the insurance portion of the Disclosure Schedule hereto.

4.1.6 Maintenance of Franchises, etc. Seller shall use its commercially reasonable efforts to maintain in full force and effect all franchises currently in effect used in and material to the conduct of the business of the Business.

4.1.7 Compliance with Laws, etc. Seller shall continue to comply with all laws, ordinances, rules, regulations and orders applicable to the Business, and to Seller's operations, assets or properties in respect thereof, the noncompliance with which might materially adversely affect the Business or the Assets.

4.1.8 Update Schedules. Seller shall disclose to PRG any material information contained in their representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date.

4.1.9 Conduct of Business. Seller shall use its commercially reasonable efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true, in all material respects, as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with PRG and use its best efforts to cause all of the conditions to the obligations of PRG and Seller under this Agreement to be satisfied on or prior to the Closing Date.

4.1.10 Sale of Assets; Negotiations. Neither Seller nor any Shareholder will enter into any agreement, discussion, or negotiation with, or provide information to, any other corporation, firm or other person, or solicit, encourage, entertain or consider any inquiries or proposals, with respect to (a) the possible disposition of a material portion of Seller or any assets of Seller not in the ordinary course of Business,
        (b) any business combination involving Seller, whether by way of merger, consolidation, share exchange or other transaction, (c) the purchase of any debt or equity security (including without limitation any options, warrants, rights, or convertible security) issued or to be issued by Seller, (d) the provision of any loan to Seller not in the ordinary course of Business or (e) the granting of any security interest, or the creation of any other lien, encumbrance or charge upon any asset comprising the Business not in the ordinary course of business. Seller shall not provide any confidential information concerning the Business or its properties or assets to any third party other than in the ordinary course of business. No Shareholder shall, directly or indirectly, sell or encumber all or any part of the capital stock of Seller. The obligation contained in this section
        4.1.10 will terminate if the closing has not occurred by June 30, 1998. PA and Shareholders acknowledge that PRG will spend substantial time and money to consummate this transaction in reliance on this promise of exclusivity and will not unreasonably withhold their consent to extensions of the time periods in the immediately preceding sentence provided PRG is moving toward a closing. Seller and Shareholders acknowledge that the BONY consent may contain customary funding conditions which will not alter the business agreement contained herein. PRG acknowledges that the 1997 PA financials are audited and that previous financials are reviewed rather than audited.

4.1.11 Access; Review. Seller shall give to PRG's officers, employees, counsel, accountants and other representatives including, without limitation, the Auditors (collectively, the "Agents"), free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, financial and other records, contracts and other documents relating to the Business and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of (a) making such investigation of the Business, including, without limitation, the 1997 Balance Sheet, as PRG shall desire to make and (b) reviewing the financial statements and financial and operational condition of Seller, and preparing reviewed financial statements with respect to, each of the fiscal years of Seller in the [three] year period ending on December 31, 1997. Furthermore, Seller shall furnish to PRG and the Agents all such documents and copies of documents and records and information with respect to the affairs of the Business and copies of any working papers relating thereto as PRG or such Agents shall from time to time reasonably request and shall permit PRG and the Agents to make such physical inventories and inspections of the Assets as PRG or such Agents may request from time to time. PRG shall pay at the Closing, the fees, costs and out-of-pocket expenses of the Auditors incurred in connection with the review and the preparation of the reviewed financial statements described in this subsection 4.1.11.

4.2 Agreements of PRG Pending the Closing. PRG covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
        Seller:

4.2.1 Actions of PRG. PRG will not knowingly take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, PRG shall cooperate with Seller and use its best efforts to cause all of the conditions to the obligations of PRG and Seller under this Agreement to be satisfied on or prior to the Closing Date.

4.2.2 Confidentiality. Unless and until the Closing has been consummated, PRG will hold, and shall cause its counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence any confidential data or information made available to PRG in connection with this Agreement with respect to the Business, using the same standard of care to protect such confidential data or information as is used to protect PRG's confidential information; provided that PRG shall have the right to disclose such information regarding Seller as it believes, after consultation with counsel is required in any public filing with the Securities and Exchange Commission or to its banks and bondholders. Seller and Shareholder agree to execute such consents and similar documents as may be required in connection with such filings. If the transactions contemplated by this Agreement are not consummated, PRG agrees that it shall return or cause to be returned to Seller all written materials and all copies thereof that were supplied to PRG by the Seller that contain any such confidential data or information.

                                   ARTICLE 5

                      CONDITIONS PRECEDENT TO THE CLOSING

5.1 Conditions Precedent to PRG's Obligations. All obligations of PRG under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

     5.1.1        Representations and Warranties True as of the Closing Date.
                  The representations and warranties of Seller contained in this Agreement shall have been true in all material respects on the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

     5.1.2 Compliance with this Agreement. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     5.1.3 Bank Approval. PRG shall have obtained the approval of the required lenders under PRG's credit agreement with BONY as agent for the lenders under PRG's current credit agreement.

     5.1.4 Audited Financial Statements. The Auditors shall have provided PRG with an audited balance sheet of Seller for the fiscal year ending December 31, 1997; such audited balance sheet shall have been satisfactory to PRG.

     5.1.5 Closing Certificate. PRG shall have received a certificate from Seller dated the Closing Date, certifying in such detail as PRG may reasonably request that the conditions specified in subsections 5.1.1 and 5.1.2 hereof have been fulfilled and certifying that Seller has obtained all consents and approvals required with respect to it or the Business by subsection 5.1.7 hereof.

     5.1.6 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might reasonably be anticipated to result in any such suit, action or proceeding shall be pending or threatened.

     5.1.7        Consents and Approvals.

     (i) Except for consents required by the terms of the contracts, commitments, agreements or franchises listed in Schedule
                  5.1.7 hereto, the holders of any indebtedness of Seller, the lessors or lessees of any real or personal property or assets leased by Seller, the parties (other than Seller) to any contract, commitment or agreement to which Seller is a party or subject, any governmental or regulatory official, body or authority or any other person which owns or has authority to grant any franchise and any governmental, judicial or regulatory official, body or authority having jurisdiction over any Shareholder, Seller or PRG to the extent that their consent or approval is required or necessary under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval.

         (ii) All required federal, state and local regulatory approvals required to close the transaction (none of which are currently contemplated to be required) shall have been obtained.

         5.1.8 Material Adverse Changes. No event has occurred which has caused the Business, operations, assets, properties or prospects of the Business to have been materially adversely affected as a result of any event or occurrence and no such event or occurrence that is reasonably likely to lead to such an event or occurrence shall be threatened.

         5.1.9 Legal Opinion. Sherreff, Friedman, Hoffman & Goodman, LLP, counsel for Seller, shall have delivered to PRG a written opinion, dated the Closing Date, in the form of Exhibit C, attached hereto, with only such changes as shall be in form and substance reasonably satisfactory to PRG and its counsel.

         5.1.10 Minimum Net Asset Value. At the closing the net asset value of the Assets shall be a minimum of ten million dollars. Seller shall provide PRG with a good faith estimate of its Net Asset Value at least three business days before the Closing Date. For these purposes "net assets" shall include cash, accounts receivable (net of allowance for doubtful accounts), inventory, rental equipment and the other assets of Seller as set forth in a balance sheet prepared in accordance with generally accepted accounting principles ("GAAP") with the adjustments listed on Schedule 5.1.10 hereof.

         5.1.11 Minimum EBITDA. Seller will demonstrate that it had a EBITDA for 1997 of at least $4.2 million determined in accordance with GAAP and with the adjustments listed on Schedule 5.1.11 hereof.

5.2 Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

         5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of PRG contained in this Agreement shall be true on the Closing

                  Date with the same effect as though such representations and warranties were made as of such date.

         5.2.2 Compliance with this Agreement. PRG shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

         5.2.3 Closing Certificate. Seller shall have received a certificate from PRG dated the Closing Date certifying in such detail as Seller may reasonably request that the conditions specified in subsections 5.2.1 and 5.2.2 hereof have been fulfilled.

         5.2.4 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might reasonably be anticipated to result in any such suit, action or proceeding shall be pending or threatened.

                                   ARTICLE 6

                                INDEMNIFICATION

6.1 General Indemnification Obligation of Seller. From and after the Closing, Seller and the Shareholders (severally in proportion to their ownership of Seller on the date hereof), shall reimburse, indemnify and hold harmless PRG, its officers, directors, employees, agents, successors and assigns (each an "Indemnified PRG Party") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified PRG Party that result from, relate to or arise out of:

6.1.1 any and all liabilities and obligations of Seller of any nature whatsoever, except for the Assumed Liabilities;

6.1.2 any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified PRG Party that relate to Seller or the Business prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, agent, representative or subcontractor of Seller, except for the Assumed Liabilities;

6.1.3 any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement; or

6.1.4 any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this
         Section 6.1.

6.2 General Information Obligation of PRG. From and after the Closing, PRG will reimburse, indemnify and hold harmless the Seller and its officers, directors, employees, agents, successors and assigns (each an "Indemnified Seller Party") against and in respect of any and all damages, losses, deficiencies, liabilities costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

6.2.1 the Assumed Liabilities;

6.2.2 any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of PRG under this Agreement;

6.2.3 any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to the Assumed Liabilities or the operations of the Business after the Closing Date or which result from or arise out of any action or inaction after the Closing Date of PRG or any member, manager, officer, employee, agent, representative or subcontractor of PRG; or

6.2.4 any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this
      Section 6.2.

6.3 Method of Asserting Claims, etc.

6.3.1 Promptly after receipt by an Indemnified PRG Party or an Indemnified Seller Party (the "Indemnified Party") of notice of a claim or demand (an "Asserted Liability") that may result in indemnification pursuant to Sections 6.1 or 6.2 of this Agreement, the Indemnified Party shall give written notice thereof (the "Claims Notice") to the party or parties against whom indemnification is or may be claimed (individually an "Indemnifying Party", and collectively the "Indemnifying Parties"). The Claims Notice shall describe the Asserted Liability in reasonably sufficient detail, based on the information then available, to allow the Indemnifying Party to evaluate the Asserted Liability. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, reasonably acceptable to the Indemnified Party, any Asserted Liability; provided, however, that the Indemnifying Party may not compromise or settle any Asserted Liability without the consent of the Indemnified Party or Parties unless such compromise or settlement requires no more than a monetary payment for which the Indemnified Party or Indemnified Parties hereunder are fully indemnified or involves other matters not binding upon the Indemnified Party or Indemnified Parties, and (b) if the Indemnified Party (or any of the Indemnified Parties) is an Indemnified PRG Party and, in the reasonable opinion of such Indemnified PRG Party, the Asserted Liability involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified PRG Party including without limitation the administration of the tax returns and responsibilities under the tax laws of such Indemnified PRG Party, then such Indemnified PRG Party shall have the right to compromise or defend, by its own counsel, such Asserted Liability provided that in such case such Indemnified PRG Party shall waive its right to indemnification hereunder. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) calendar days of notice of the Asserted Liability provided under this Subsection (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party or Indemnified Parties in writing of its intent to do so, and the Indemnified Party or Indemnified Parties shall cooperate, at the expense of the Indemnifying Party with respect to out-of-pocket expenses of the Indemnified Party or Indemnified Parties, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnified Party or Indemnified Parties of its election as herein provided or contests its obligation to indemnify under this Section, the Indemnified Party or Indemnified Parties may pay, compromise or defend such Asserted Liability in respect of any Asserted Liability for which the Indemnifying Party may have an indemnification obligation under this Agreement. Notwithstanding the foregoing, the Indemnified Party or Indemnified Parties and the Indemnifying Party may participate, at its/their own expense, in the defense of such Asserted Liability in respect of any Asserted Liability for which the Indemnifying Party may have an indemnification obligation under this Agreement. Notwithstanding anything in the foregoing to the contrary, the party that would be responsible under the terms of this Agreement for paying the underlying claim in connection with any Asserted Liability (should that claim ultimately prevail) shall bear the cost of the defense of the claim (with the exception of the costs incurred by any party that voluntarily participates in such defense) regardless of which party actually provides the defense.

6.3.2 If a party hereunder should have a claim against another party hereunder not involving a third-party claim or demand, the party making the claim (the "Claiming Party") shall promptly notify the other party of the claim. Within ten (10) days following receipt of the notice, the party against which the claim is made (the "Challenged Party") shall notify the Claiming Party whether it disputes liability with respect to the claim. If the Challenged Party fails to provide timely notice, the amount of such claim shall be conclusively deemed a liability of the Challenged Party hereunder.

6.3.3 Payment. Upon the determination of the liability hereunder, if any party (a "Paying Party") is required to make a payment to another party (the "Receiving Party"), the Paying Party shall make such payment within ten (10) days after such determination of the amount of any claim for indemnification made hereunder. In the event that the Receiving Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the Paying Party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set-off the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement, the Seller's Documents or the PRG's Documents. Upon the payment in full of any claim, either by set-off or otherwise, the Paying Party shall be subrogated to the rights of the Receiving Party against any person, firm or corporation with respect to the subject matter of such claim.

6.3.4 Limitation on Liability. Neither Seller nor Shareholders will have any liability (for indemnification or otherwise) with respect to any amount otherwise indemnifiable pursuant to section 6.1 until the aggregate amount exceeds $250,000, and, in such, case, only to the extent the amount exceeds $250,000. Notwithstanding the indemnification obligations contained in Section 6.1, Seller shall not be required to indemnify the Indemnified PRG Parties in an aggregate amount in excess of $2,055,000 (15% of the Purchase Price). Anything to the contrary notwithstanding, the limitations contained in this Section 6.3.4 shall not apply to (i) any intentional breach by Seller of any covenant contained in Section
      4.1.1 through 4.1.11 hereof, or (ii) brokerage fees indemnified pursuant to Section 8.2.1.

6.4   Arbitration.

6.4.1 All disputes among the parties hereto under this Article VI shall be settled by arbitration in New York, New York, before a single arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 6.4. The arbitrator shall be selected by the mutual agreement of Seller and PRG, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

6.4.2 To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 6.5 shall prevent the parties from settling any dispute by mutual agreement at any time.

6.5 Compliance with Bulk Sales Laws. PRG and Seller hereby waive compliance by PRG and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

                                   ARTICLE 7

                             POST CLOSING MATTERS

7.1 Non-Solicitation. As of the Closing Date, PRG shall offer employment to, and Seller shall use its commercially reasonable efforts to assist PRG in employing as new employees of PRG, all persons presently engaged in the Business who are identified by PRG prior to the Closing Date as persons that PRG desires to employ (the "Employees"). Except as set forth in the Disclosure Schedule, Seller shall at its sole cost and expense terminate effective as of the Closing Date all employment agreements it has with any of the Employees. Until the first anniversary of the Closing Date, neither Seller nor any Shareholder shall solicit or offer employment or cause to be solicited or offered employment to any Employee.

7.2 Employee Benefits. PRG shall assume that portion of all benefits (including the arrangements, plans and programs set forth in the Disclosure Schedule which has been accrued on behalf of each employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date. No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to PRG. PRG shall initially provide at least the benefits listed on Schedule 7.2, shall not be required to continue any such plan, fund, program or arrangement after the Closing Date but will generally provide equivalent benefits. All employees of Seller who are employed by PRG on or after the Closing Date shall be new employees of PRG and shall receive prior service credit for any prior employment by Seller of such employees for purposes of determining their entitlement to benefits which PRG may, from time to time make available to its employees.

7.3 Maintenance of Books and Records. Seller and PRG shall each preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date.

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

      After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party after the third anniversary of the Closing Date if such party sends to the other parties written notice of its intent to destroy records, specifying with particularly the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

7.4 Payments Received. Seller and PRG each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their commercially reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, PRG shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by PRG on account of the Business and the Assets transferred to PRG hereunder.

7.5 Use of Name. From and after the Closing Date, Seller will sign such consents and take such other action as PRG shall reasonably request in order to permit PRG to use the names "PRODUCTION ARTS" and variants thereof. From and after the Closing Date, Seller will not itself use any such names or any names similar thereto or variants thereof.

7.6 UCC Matters. From and after the Closing Date, Seller will refer all inquiries with respect to ownership of the Assets or the Business to PRG. In addition, Seller will execute such documents and financing statements as PRG may request from time to time to evidence transfer of the Assets to PRG, including any necessary assignments of financing statements.

7.7 Convenant Not to Compete. Seller and each Shareholder agree that for a period of five years after the Closing Date, they will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of any theatrical lighting or audio-related business, whether in corporate, proprietorship or partnership form or otherwise; provided that (i) this covenant shall not prevent a Shareholder from owning up to one percent (1%) of the stock of any publicly traded company which may be engaged in such business, (ii) the Company acknowledges that a company which manufactures but does not rent lighting equipment would not be viewed as a competitor for purposes of this noncompetition covenant (iii) a company that supplies products or services to PRG companies but which does not directly compete with a material portion of the PRG business as conducted by PRG on the later of (x) the Closing Date or (y) the last date on which a Shareholder provides services to PRG under any paid employment or consulting contract or arrangement would not be viewed as a competitor for purposes of this noncompetition covenant and (iv) a company that rents or buys products or services from PRG companies and then resells these products to its customers would not be viewed as a competitor for purposes of this noncompetition covenant, provided that in such case the relevant Shareholder shall use reasonable commercial efforts to refer business to appropriate PRG companies and provided further that such company does not directly compete with a material portion of the PRG business as conducted by PRG on the later of (x) the Closing Date or (y) the last date on which a Shareholder provides services to PRG under any paid employment or consulting contract or arrangement. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the PRG, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 7.7 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. In the event of any inconsistency between the Covenant Not to Compete contained herein and any employment contract between PRG and a shareholder, the covenant contained in the employment agreement shall control.

                                   ARTICLE 8

                                 MISCELLANEOUS

8.1 Termination Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

8.1.1 by mutual consent of Seller and PRG;

8.1.2 by PRG, at any time if the representations and warranties of Seller contained in Section 3.1 hereof were incorrect in any material respect when made or at any time thereafter; or

8.1.3 by Seller, (i) at any time if the representations and warranties of PRG contained in Section 3.2 hereof were incorrect in any material respect when made or at any time thereafter, (ii) upon written notice to PRG given at any time after June 30, 1998 (or such later date as shall have been specified in a writing authorized on behalf of Seller and PRG) if all of the conditions precedent set forth in Section 5.2 hereof have not been met or (iii) upon written notice to PRG given at any time after May 31, 1998 (or such later date as shall have been specified in a writing authorized on behalf of Seller and PRG) if PRG shall have failed to notify Seller in writing prior to such date that the condition precedent to PRG's obligation to close the transactions contemplated herein described in subsection 5.1.4 has either been deemed satisfied or been waived by PRG.

8.1.4 In the event of the termination and abandonment hereof pursuant to the provisions of this Section 8.1, this Agreement (except for Section 4.2.2 which shall continue) shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement.

8.1.5 By either party, if PRG has not tendered payment by July 15, 1998.

8.2   Brokers' and Finders' Fees

8.2.1 Seller represents and warrants to PRG that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person, who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby and Seller agrees to indemnify and hold harmless PRG against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's dealings, arrangements or agreements with any other such person.

8.2.2 PRG represents and warrants to Seller and Shareholders that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person, who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby and PRG agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by Seller or Shareholders as a result of PRG's dealings, arrangements or agreements with any other such person.

8.2.3 Sale, Transfer, and Documentary Taxes, etc. Seller shall pay all federal, state and local sales, documentary and other transfer taxes, if any, other than bulk sales tax which shall be divided equally between the parties due as a result of the purchase, sale or transfer of the Assets and the assumption of the Assumed Liabilities in accordance herewith whether imposed by law on Seller or PRG and Seller shall indemnify, reimburse and hold harmless PRG in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

8.2.4 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the negotiation and preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.


8.2.5 Contents of Agreement; Parties in Interest; etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

8.2.6 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties; provided that PRG shall have the right to assign its rights and obligations hereunder to any entity controlled by PRG or by its principals. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of each Shareholder, Seller and PRG.

8.2.7 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

8.2.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram or by registered or certified mail, postage prepaid, as follows:

      If to PRG, to:

                  Production Resource Group, L.L.C.
                  539 Temple Hill Road
                  New Windsor, New York 12553
                  Attention: Robert A. Manners
                  Facsimile: 914-567-5804

      With a required copy to:

                  Stephen B. Hazard, Esq.
                  Pepe & Hazard
                  Goodwin Square, 225 Asylum Street
                  Hartford, CT 06103
                  Facsimile: 860-522-2796

      If to Seller or a Shareholder, to:

                  Production Arts Lighting Inc.
                  35 Oxford Drive
                  Moonachie, New Jersey 07041
                  Attn: Mr. John T. McGraw, President
                  Facsimile: 201-440-9335

       With a required copy to:

                  Gerald Adler, Esq.
                  Shereff, Friedman, Hoffman & Goodman, LLP
                  919 Third Avenue
                  New York, NY 10022
                  Facsimile: 212-980-4665

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

8.2.9 Choice of Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws, as applied to agreements among New York residents entered into and to be performed entirely with the State of New York.

8.2.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VI hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

8.2.11 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

8.2.12 Entire Agreement. When executed and delivered by all parties hereto, this agreement shall constitute the entire agreement of the parties with respect to the subject matter contained herein and shall supercede all prior oral and written agreements among the parties including, without limitation, binding letter of understanding dated March 16, 1998.

8.2.13 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

8.2.14 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.2.15 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument notwithstanding that not all parties hereto are signatories to the same counterpart. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. This Agreement may be executed by facsimile signature and each party may fully rely upon facsimile execution; this Agreement shall be fully enforceable against a party which has executed the Agreement by facsimile.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

                                    BUYER:
                                    PRODUCTION RESOURCE GROUP, L.L.C.

                                    By: /s/ Bradley G. Miller
                                        ---------------------------------------
                                    Name:   Bradley G. Miller
                                        ---------------------------------------
                                    Its:    Executive Vice President
                                        ---------------------------------------

                                    SELLER:
                                    PRODUCTION ARTS LIGHTING INC.

                                    By: /s/ John T. McGraw
                                        ---------------------------------------
                                    Name:   John T. McGraw
                                        ---------------------------------------
                                    Its:    President
                                        ---------------------------------------

                                    PRODUCTION ARTS LIGHTING WEST, INC.

                                    By: /s/ John T. McGraw
                                        ---------------------------------------
                                    Name:   John T. McGraw
                                        ---------------------------------------
                                    Its:    President
                                        ---------------------------------------


                                    PRODUCTION ARTS EUROPE, INC.


                                    By: /s/ John T. McGraw
                                        ---------------------------------------
                                    Name:   John T. McGraw
                                        ---------------------------------------
                                    Its:    President
                                        ---------------------------------------

                                 SHAREHOLDERS:


                                         /s/ John T. McGraw
                                        ---------------------------------------
                                             John T. McGraw


                                         /s/ Steven R. Terry
                                        ---------------------------------------
                                             Steven R. Terry